As filed with the Securities and Exchange Commission on March 28, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SONDER HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	85-2097088
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
101 15th Street
San Francisco, CA 94103
(Address of Principal Executive Offices) (Zip Code)

Sonder Holdings Inc. Management Equity Incentive Plan
Sonder Holdings Inc. 2021 Equity Incentive Plan
Sonder Holdings Inc. 2021 Employee Stock Purchase Plan
Sonder Holdings Inc. 2019 Equity Incentive Plan
Sonder Holdings Inc. Stock Option Plan
(Full title of the plans)

Phil Rothenberg
General Counsel
Sonder Holdings Inc.
500 E 84th Avenue, Suite A-10
Thornton, CO 80229
(Name and address of agent for service)

(617) 300-0956
(Telephone number, including area code, of agent for service)

Copy to:
Mark A Baudler Jonathan Chan Wilson Sonsini Goodrich & Rosati, Professional Corporation 605 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.    ☐

PART I

In accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the instructional note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified in Item 1 and Item 2 of Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 (the “Registration Statement”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Sonder Holdings Inc. (the “Registrant”) with the Commission are incorporated by reference into this Registration Statement:
a.The Registrant’s annual report on Form 10-K (File No. 001-39907) for the fiscal year ended December 31, 2021 filed with the Commission on March 28, 2022.

b.The Registrant’s Current Reports on Form 8-K and Form 8-K/A, as applicable (File No. 001-39907), filed with the Commission on January 21, 2022, January 24, 2022, February 3, 2022, and March 28, 2022.

c.The description of the Registrant’s Common Stock which is contained in the Registration Statement on Form 8-A filed with the Commission on January 19, 2021 under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, including the description set forth in Exhibit 4.5 of the Registrant’s Form 10-K filed on March 28, 2022.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 102 of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation provides that the Registrant’s officers and directors will be indemnified by the Registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Registrant’s amended and restated certificate of incorporation provides that the Registrant’s directors will not be personally liable for monetary damages to the Registrant or its stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Registrant or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors. The Registrant’s amended and restated certificate of incorporation also authorizes the Registrant to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that:

•the Registrant may indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•the Registrant may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•the rights provided in the Registrant’s amended and restated bylaws are not exclusive.

The Registrant’s amended and restated certificate of incorporation and the Registrant’s amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein. The Registrant has entered into separate indemnification agreements with its directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law and in addition to the indemnification provided for in the Registrant’s amended and restated certificate of incorporation. The Registrant’s amended and restated bylaws also permit the Registrant to maintain insurance, and the Registrant maintain a general liability insurance policy, which will cover certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

		Incorporated by Reference
Exhibit No.	Exhibit	Form	File No.	Exhibit No.	Filing Date	Filed or Furnished Herewith

4.1	Specimen Stock Certificate of the Company	8-K	001-39907	4.1	January 24, 2022

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.					x

23.1	Consent of WithumSmith+Brown, PC					x

23.2	Consent of KPMG LLP					x

23.3	Consent of Deloitte & Touche LLP					x

23.4	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included as part of Exhibit 5.1)					X

23.5	Power of Attorney (included in the signature page to this Registration Statement on Form S-8)					x

99.1	Management Equity Incentive Plan	S-4	333-257726	10.4	July 7, 2021

99.2	2021 Equity Incentive Plan	S-4/A	333-257726	10.8	December 13, 2021

99.3	Legacy Sonder 2019 Equity Incentive Plan	8-K	001-39907	10.11	January 24, 2022

99.4	Legacy Sonder Stock Option Plan	8-K	001-39907	10.13	January 24, 2022

99.5	2021 Employee Stock Purchase Plan	S-4/A	333-257726	10.9	November 26, 2021

107	Filing Fee Table					x

ITEM 9. UNDERTAKINGS

(a)  The Registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)   The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 28th day of March, 2022.

SONDER HOLDINGS INC.

By:	/s/ Francis Davidson
Francis Davidson
Chief Executive Officer and Director
POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Francis Davidson and Sanjay Banker, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Francis Davidson	CEO and Director (Principal Executive Officer)	March 28, 2022
Francis Davidson

/s/ Sanjay Banker	President and CFO (Principal Financial and Accounting Officer)	March 28, 2022
Sanjay Banker

/s/ Ritesh Patel	Vice President, Controller	March 28, 2022
Ritesh Patel

/s/ Nabeel Hyatt	Director	March 28, 2022
Nabeel Hyatt

/s/ Frits van Paasschen	Director	March 28, 2022
Frits van Paasschen

/s/ Manon Brouillette	Director	March 28, 2022
Manon Brouillette

/s/ Janice Sears	Director	March 28, 2022
Janice Sears

/s/ Gilda Perez-Alvarado	Director	March 28, 2022
Gilda Perez-Alvarado